EXHIBIT 10.22

TWENTY-SECOND
AMENDMENT TO EMPLOYMENT AGREEMENT

     JOEL F. GEMUNDER (“Employee”), and OMNICARE MANAGEMENT COMPANY, a Delaware corporation with its principal place of business in Covington, Kentucky (the “Company”), hereby agree as follows:

1. Recitals

          (a) The Company is an indirect subsidiary of Omnicare, Inc. as a result of a corporate restructuring of Omnicare, Inc. and its affiliates;

          (b) In connection with such restructuring certain assets and liabilities of Omnicare, Inc. have been transferred to the Company, effective December 31, 1988, including the employment agreement between the Employee and Omnicare, Inc., dated August 4, 1988 (the “Employment Agreement”);

          (c) The Company, as assignee, and Employee amended the Employment Agreement by mutual written agreement on December 31, 1988, May 23, 1989, May 22, 1990, May 21, 1991, May 19, 1992, May 17, 1993, May 16, 1994, May 15, 1995, May 20, 1996, May 19, 1997, May 18, 1998, March 3, 1999, February 25, 2000, March 1, 2000, March 1, 2001, February 6, 2002, September 25, 2002, March 6, 2003, March 11, 2004, March 24, 2005, and April 6, 2006 (the “Prior Amendments”); and

          (d) The Company and the Employee wish to amend the Employment Agreement as set forth below.

2. Amendments

          (a) The last sentence of Section 2.2 of the Employment Agreement is hereby deleted and replaced with the following sentence:

“Employee’s annual incentive compensation and bonuses with respect to each calendar year shall be paid to the Employee in the next following calendar year, on or before February 10 of such following calendar year.”

          (b) Section 2.6(a) of the Employment Agreement is hereby amended by adding the following sentence at the end of such Section:

“In all events, any reimbursement made to Employee pursuant to this Section 2.6(a) shall be made not later than the end of the calendar year following the year in which the related expense was incurred.”

          (c) Section 2.6(e) of the Employment Agreement is hereby amended by adding the following sentence at the end of such Section:

“In all events, any payment made to Employee pursuant to this Section 2.6(e) shall be made not later than the end of the calendar year following the year in which the related fee was incurred.”

          (d) Section 2.7(b)(i) of the Employment Agreement is hereby amended to delete the phrase “Sections 4.4 and 4.5 of the” from such Section.

          (e) Section 2.7(e) of the Employment Agreement is hereby amended by adding the following sentence at the end of such Section:

“To the extent that such after-tax benefit is not as favorable to Employee (and his estate) in any particular year, any additional payments made by the Company to Employee (or his estate) pursuant to the preceding sentence shall be made not later than December 31 of such year.”

          (f) The last sentence of Section 3.3(b) of the Employment Agreement is hereby deleted and replaced with the following two sentences:

“Such monthly severance payments shall be made for a period equal to the balance of the term of employment provided for in Section 1.2, with the first such monthly payment to be made not later than thirty (30) days after Employee’s Separation from Service occurs. Employee’s right to receive such monthly severance payments shall be treated as a right to receive a series of separate payments under Treasury Regulation Section 1.409A -2(b)(2)(iii). As used herein, a “Separation from Service” occurs when Employee dies, retires, or otherwise has a termination of employment with the Company that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A -1(h)(1), without regard to the optional alternative definitions available thereunder.”

          (g) Article 3 of the Employment Agreement is hereby amended by adding a new Section 3.3(d) to read in its entirety as follows:

“(d) Notwithstanding any provision of this Agreement to the contrary, if the Employee is a “specified employee” within the meaning of Treasury Regulation Section 1.409A -1(i) as of the date of the Employee’s Separation from Service, then any payment or benefit pursuant to this Section 3.3 or pursuant to any other provision of this Agreement on account of the Employee’s Separation from Service, to the extent such payment (after taking into account all exclusions applicable to such payment under

Section 409A of the Internal Revenue Code and all regulations, guidance and other interpretive authority issued thereunder (“Code Section 409A”)) is properly treated as deferred compensation subject to Code Section 409A, shall not be made until the first business day after (i) the expiration of six (6) months from the date of the Employee’s Separation from Service, or (ii) if earlier, the date of the Employee’s death (the “Delayed Payment Date”). On (or within five business days after) the Delayed Payment Date, there shall be paid to the Employee or, if the Employee has died, to the Employee’s estate, in a single cash lump sum, an amount equal to the aggregate amount of the payments delayed pursuant to the preceding sentence, plus interest thereon, compounded monthly, at an annual rate equal to the Delayed Payment Interest Rate (as defined below) computed from the date on which each such delayed payment otherwise would have been made to the Employee until the Delayed Payment Date. For purposes of the foregoing, the “Delayed Payment Interest Rate” shall mean the highest interest rate, as of the first day of the month in which the Separation from Service occurs, payable by the Company on its outstanding publicly-traded debt (or if no such public debt is then outstanding, the rate at which the Company could then borrow from its primary bank lender) plus 100 basis points.”

          (h) Section 3.4(a) of the Employment Agreement is hereby amended by adding the following sentence at the end of such Section:

“Any such Gross-Up Payment shall be made as soon as reasonably practicable following such determination and in all events not later than the end of Employee’s taxable year following Employee’s taxable year in which the tax was remitted.”

          (i) Section 3.4(c) of the Employment Agreement is hereby amended by adding the following sentence at the end of such Section:

“Any payment, indemnification or reimbursement made to the Employee pursuant to this Section 3.4 shall be made as soon as reasonably practicable following the date the related cost or expense was incurred or tax was remitted, as the case may be, and in all events not later than the end of the Employee’s taxable year following the Employee’s taxable year in which the cost or expense was incurred or tax was remitted, as the case may be.”

          (j) Article 6 of the Employment Agreement is hereby amended by adding a new Section 6.8 to read in its entirety as follows:

          “Section 6.8 Section 409A.

     (a) It is intended that any amounts payable under this Agreement shall either be exempt from or comply with Code Section 409A so as not to subject the Employee to payment of any additional tax, penalty or interest imposed under Code Section 409A. The provisions of this Agreement shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Code Section 409A yet preserve (to the nearest extent reasonably possible) the intended benefit payable to the Employee.

      (b) Notwithstanding any other provision herein to the contrary, to the extent that the reimbursement of any expenses or the provision of any in-kind benefits under this Agreement is subject to Code Section 409A, (i) the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, during any one calendar year shall not affect the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (ii) reimbursement of any such expense shall be made by no later than December 31 of the year following the calendar year in which such expense is incurred; and (iii) the Employee’s right to receive such reimbursements or in-kind benefits shall not be subject to liquidation or exchange for another benefit.”

3. General

     Except as previously changed by the Prior Amendments and as specifically amended herein, the Employment Agreement will remain in full force and effect in accordance with its original terms, conditions and provisions.

IN WITNESS WHEREOF, the parties have duly executed this amendatory agreement as of December 22, 2008.

OMNICARE MANAGEMENT COMPANY

/s/ Thomas R. Marsh
/s/ Joel F. Gemunder	By:	Thomas R. Marsh
Joel F. Gemunder	Title:	Assistant Treasurer